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                                                            EXHIBIT 99.04

June 4, 2001


Dear Shareholder;

Environmental Power Corporation ("EPC") reported that for the three months ended March 31, 2001 ("2001"), power generation revenues were $13,482,891 and net income was $987,937 or 9 cents per share. For the corresponding three months ended March 31, 2000 ("2000"), power generation revenues were $16,768,555 and net income was $2,086,589 or 18 cents per share.

Results for 2001 do not measure up to those achieved in 2000; however, results for 2000 included accounting recognition of last year's settlement with Penelec. Please refer to the Results of Operations section of Management's Discussion and Analysis in EPC's Form 10-Q for the quarter ended March 31, 2001. Comparing Scrubgrass operations for the first quarters of this year and last, the facility achieved a 93.7% capacity factor for 2001 versus 93.9% for 2000. Power generation revenues, excluding settlement revenues from Penelec, amounted to approximately $13,483,000 and $13,082,000 in 2001 and 2000, respectively.

At this writing, the plant is out of operation for its annual maintenance and is expected to be back on line June 10, 2001. We hope to resume levels of production which will make 2001 one of our best years.

On April 10, 2001, we finally brought to close the litigation concerning Sunnyside. With that, we have ended all litigation involving EPC. The resulting relief to our resources and to management's time and energy will help us better address the future of our company.

As reported in the letter to shareholders accompanying the 2000 Annual Report, we are invigorated by the excitement in our industry. Several opportunities have been and are being reviewed by management, including possible corporate and project acquisitions. We look forward to selecting and seeking to realize one or more opportunities which, in the opinion of management and the board of directors, might provide EPC with appropriate means to participate in the dynamic changes that are taking place in the electric industry. As mentioned in the shareholder letter dated April 15, 200l, we previously saw little opportunity for organizations of our size in the independent power business and are delighted by the sudden reversal of that condition. Management is encouraged by the awareness among regulators, investors, and power purchasers that the market for electricity has been unnaturally low, and in many vital areas of our country, there has been an insufficient investment in critical generating resources. Large, base load facilities may take too great a time to permit and construct and place too great a strain on inadequate transmission systems to be the best solution to respond to energy shortages in many areas. A "distributed power" marketplace is quickly forming around the notion that small generators which are quick to permit and build and located near system points of need may fulfill an important "niche" role in the power generating industry.

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Shareholders of EPC have learned to be patient during the years that the electric industry provided little chance for us to grow. Perhaps now we will be able to use our size and agility to an advantage in the quest to increase shareholder value.

Sincerely,

/s/ Donald A. Livingston               /s/ Joseph E. Cresci

Donald A. Livingston, President        Joseph E. Cresci, Chairman and CEO

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